Exhibit 99.1

Company Contact:                                           Mali Shrinivas

Chief Financial Officer

(310) 460-0050

FOR IMMEDIATE RELEASE

Investor Relations:                                           Chad A. Jacobs

Integrated Corporate Relations

(203) 222-9013

MOSSIMO, INC. REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

— Company Signs Licensing Agreement to Distribute Mossimo Product in Mexico —

-- Announces Acquisition of Apparel Brand, Modern Amusement —

Santa Monica, California, March 11, 2004—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

Mossimo, Inc. reported fourth quarter 2003 revenue increased 15% to $3.0 million compared to $2.6 million for the same period last year. The Company reported a fourth quarter 2003 net earnings of $693000, compared to net earnings of $5.4 million for the same period last year, and diluted earnings per share were $0.04 for the fourth quarter of 2003 compared to diluted earnings per share of $0.34 for the same period last year. The large variation in the earnings and diluted earnings per share between 2003 and 2002 was due to the recording of a deferred tax asset as of December 31, 2002 to recognize the income tax benefit of previous net operating losses amounting to $6.4 million. Pre-tax net loss for the fourth quarter of 2003 was $12,000, or $0.00 per diluted share, compared to a pre-tax net loss of $1,050,000, or $0.07 per diluted share for the fourth quarter of 2002. The pretax losses in the fourth quarter of 2003 and 2002 of $12,000 and $1,050,000 respectively, included charges to record legal fees of $413,000 and $600,000, respectively, related to the ongoing dispute with Cherokee.

The Company reported fiscal 2003 revenues of $19.9 million compared to revenues of $19.9 million in fiscal 2002.  Included in the 2002 revenue was non-recurring revenue of $1.5 million, which had been previously deferred by the Company pending the results of a royalty audit that was completed in 2002. Excluding the non-recurring revenue, the Company reported an 8.2% increase in revenues for fiscal 2003 compared to fiscal 2002. The Company reported net earnings of $4.6 million, or $0.29 per diluted share for fiscal 2003, compared to net earnings of $13.7 million, or $0.87 per diluted share for fiscal 2002. The large variation in the earnings and diluted earnings per share between 2003 and 2002 was due to the recording of a deferred tax asset as of December 31, 2002 to recognize the income tax benefit of previous net operating losses amounting to $6.4 million. Pre-tax net earnings were $6.4 million or $0.41 per diluted share in 2003, compared to pre-tax net earnings of $7.3 million, or $0.46 per diluted share in 2002. The pre-tax earnings in 2003 and 2002 of $6.4 million and $7.3 million, respectively included charges to record legal fees of $ 643,000 and $ 600,000 respectively, related to the ongoing dispute with Cherokee.

Mossimo Giannulli, Chairman and Chief Executive Officer stated, “We are pleased to end the year on a solid note. Throughout fiscal 2003 we continued to make positive strides across our businesses and strengthen our infrastructure to support future expansion. At Target we fine-tuned our merchandising initiatives, broadened our product mix and increased our penetration in all doors. We also successfully executed a full launch of apparel and accessories in all 320 Zellers stores and extended our category reach with the debut of home products. Our partnerships remain sound we are committed to further leveraging the lifestyle nature of our brand.”

The Company also announced that it has signed licensing agreement with Intermoda Fashion Group (IFG) to manufacture and distribute Mossimo branded apparel, footwear and accessories in Mexico. The product will be sold through better specialty and department stores.

—more—

Edwin Lewis, Vice Chairman and President stated, “This new partnership will allow us to focus on our core strength in design while benefiting from IFG’s expertise in manufacturing and marketing product throughout Mexico. We believe that there is great potential for the Mossimo brand in this new market and we are encouraged about the prospects for growth.”

The Company also announced that it acquired Modern Amusement Inc., a designer and distributor of premium branded west coast-lifestyle apparel and accessories. Founded in Costa Mesa, California by Jeff Yokoyama, privately-held Modern Amusement offers a full line of men’s apparel, footwear and accessories, targeted to the 18 to 35 year old market. The brand is predominantly distributed in better specialty and department stores such as Fred Segal, Urban Outfitters and Bloomingdale’s.

Prior to Modern Amusement, Mr. Yokoyama was one of the original founders of Maui & Sons, a global licensor, supplier and distributor of beach-inspired active wear, hard goods and accessories. He is also recognized for creating Pirate Surf, a surf/skate apparel line distributed in the mass retail channel. Mr. Yokoyama will remain on as Head Designer and will report directly to Edwin Lewis.

Mr. Giannulli, commented, “This acquisition represents another important step in our ongoing effort to further diversify our operations and create additional sources of growth for the future.  At the same time, we remain committed to providing Target and Zellers with the highest level of service and we are dedicated to capitalizing on the many opportunities that lie ahead.”

Mr. Lewis further stated, “We are extremely excited about Modern Amusement as it represents a fresh, timely and under penetrated brand with tremendous growth opportunity. The early feedback from retailers has been extremely positive and with our industry knowledge and expertise, we are confident we can build Modern Amusement into a powerful lifestyle brand over time.”

Mr. Giannulli concluded, “We continue to make progress to further build our platform for the future. We move ahead reinvigorated about our business and focused on executing our strategic plan.”

In March 2000, the Company entered into a major, multi-product trademark license and design services agreement with Target Corporation (NYSE: TGT).  As a result of the Target Agreement, the Company now operates as a licensor and a design studio, and no longer manufactures sources or directly markets its products.

Founded in 1987, Mossimo, Inc. is a designer and licensor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2003	2002	2003	2002

REVENUE FROM LICENSE ROYALTIES AND DESIGN SERVICE FEES	$2,993	$2,600	$19,895	$19,881

OPERATING EXPENSES	3032	3,635	13,477	12,525

Operating earnings (loss)	(39)	(1,035)	6,418	7,356

OTHER INCOME (EXPENSE):
Other income (expense), net	—	(38)	—	181
Interest income (expense), net	27	23	23	(276)

Earnings (loss) before income taxes	(12)	(1,050)	6,441	7,261
Provision (benefit) for income taxes	(705)	(6,404)	1,875	(6,404)

Net earnings	$693	$5,354	$4,566	$13,665

Earnings per common share:
Basic	$0.04	$0.35	$0.29	$0.89

Diluted	$0.04	$0.34	$0.29	$0.87

Weighted average common shares outstanding:

Basic	15,613	15,483	15,613	15,409

Diluted	15,658	15,694	15,658	15,648

MOSSIMO, INC.

BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash, and cash equivalents	$9,707	$7,786
Restricted cash (Note 7)	4,585	—
Accounts receivable (Note 2)	2,007	1,926
Deferred income taxes (Note 4)	3,071	3,000
Prepaid expenses and other current assets	282	124
Total current assets	19,652	12,836

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization (Note 5)	480	608

DEFERRED INCOME TAXES (Note 4)	6,037	7,000

OTHER ASSETS	244	92
	$26,413	$20,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Loan payable	$—	$1,066
Accounts payable	525	741
Accrued liabilities (Note 7)	1,513	1,332
Accrued commissions (Note 7)	5,251	2,661
Accrued bonuses	112	1,065
Total current liabilities	7,401	6,865

LONG-TERM ACCOUNTS PAYABLE, net of current portion	—	191

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS’ EQUITY (Note 8):
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—-
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 in 2003 and 15,488,042 in 2002	15	15
Additional paid-in capital	39,763	38,797
Accumulated deficit	(20,766)	(25,332)
Net stockholders’ equity	19,012	13,480
	$26,413	$20,536